QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENBRIDGE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or organization)	39-1715850 (I.R.S. Employer Identification No.)
1100 Louisiana Suite 3300 Houston, TX (Address of principal executive offices)	77002 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Units representing Limited Partner Interests	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

\

        Enbridge Energy Partners, L.P. ("Registrant") hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A, dated November 14, 1991, as amended by Form 8-A/A dated December 9, 1991, Form 8-A/A dated May 2, 1997, and Form 8-A/A dated August 8, 2001 regarding the registration of the Registrant's Class A Common Units representing limited partner interests.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        Item 1 is hereby amended and restated in its entirety as follows:

DESCRIPTION OF THE CLASS A COMMON UNITS

General

        The Class A Common Units are registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and Enbridge Energy Partners, L.P., referred to as the Partnership, is subject to the reporting and certain other requirements of the Exchange Act. The Partnership files periodic reports containing financial and other information with the Securities and Exchange Commission.

        Purchasers of the Class A Common Units and subsequent transferees of Class A Common Units (or their brokers, agents or nominee on their behalf) will be required to execute and deliver Transfer Applications, the form of which is included in the Partnership's Amended and Restated Agreement of Limited Partnership which is included as an exhibit to the Partnership's Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 2, 1997, as amended.

        Class A Common Units may be held in "street name" or by any other nominee holder. The Partnership is entitled to treat the nominee holder of a Class A Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

        The Partnership's Class A Common Units are listed on the New York Stock Exchange under the symbol "EEP".

Transfer Agent and Registrar

Duties

        Mellon Investor Services is the registrar and transfer agent (the "Transfer Agent") for the Class A Common Units and receives fees from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Class A Common Units will be borne by the Partnership and not by the Unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A Common Unitholder and other similar fees or charges will be borne by the affected Class A Common Unitholder. There will be no charge to Class A Common Unitholders for disbursements of the Partnership's cash distributions. The Partnership has agreed to indemnify the Transfer Agent against certain liabilities.

Resignation or Removal

        The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

        Until a Class A Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A Common Unit, except as otherwise required by law. Any transfer of a Class A Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application.

        By executing and delivering a Transfer Application, the transferee of Class A Common Units:

  •
  becomes the record holder of such Class A Common Units and is an assignee until admitted to the Partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in the Partnership;

  •
  agrees to be bound by the terms and conditions of and executes the Partnership Agreement;

  •
  represents that such transferee has capacity and authority to enter into the Partnership Agreement;

  •
  grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Transfer Application; and

  •
  makes the consents and waivers contained in the Partnership Agreement.

        An Assignee has the right to receive distributions in respect of Class A Common Units, but is not a limited partner of the Partnership. An Assignee will become a limited partner of the Partnership in respect of the transferred Class A Common Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Class A Common Units are securities and are transferable according to the laws governing transfer of securities.

        In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a Transfer Application the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Class A Common Units. A purchaser or transferee of Class A Common Units who does not execute and deliver a Transfer Application obtains only (1) the right to assign the Class A Common Units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Class A Common Units. Thus, a purchaser or transferee of Class A Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Class A Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Class A Common Units, and may not receive certain federal income tax information or reports furnished to Unitholders of record. The transferor of Class A Common Units will have a duty to provide such transferee with all information which may be necessary to obtain registration of the transfer of the Class A Common Units, but a transferee agrees, by acceptance of the certificate representing Class A Common Units, that the transferor will not have a duty to see to the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application.

THE PARTNERSHIP'S DISTRIBUTION POLICY

Requirement to Distribute Available Cash

        The Partnership's partnership agreement provides that it will distribute all of its available cash to its partners on a quarterly basis. Distributions for a quarter are made within 45 days after the end of the quarter.

Definition of Available Cash

        Available cash generally means, for any calendar quarter, all cash the Partnership receive from all sources, plus net reductions to cash reserves, less all of its cash disbursements and net additions to cash reserves.

Establishment of Reserves

        Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter the Partnership may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of the general partner.

Cash Distributions and Additional i-Units

        Typically, the general partner and owners of common units will receive distributions in cash. Instead of receiving cash distributions, the number of i-units owned by Enbridge Energy Management, LLC, referred to as Enbridge Management, and the percentage of total units owned by Enbridge Management will increase automatically under the provisions of the Partnership's partnership agreement. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it actually had been distributed for purposes of determining the distributions to the general partner. The Partnership will not distribute the cash related to the i-units but will instead retain that cash and use the cash in its business. The Partnership will also retain and reinvest in its business a portion of the cash that would otherwise be distributed to the general partner.

Two Different Types of Distributions

        Distributions of available cash by the Partnership are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects common unit distributions and the number of additional i-units Enbridge Management will own relative to the distributions to the general partner.

Cash from Operations

        Cash from operations, which is determined on a cumulative basis, generally means:

  •
  the $54 million cash balance that the Partnership had on the closing date of the Partnership's initial public offering in 1991; plus

  •
  all cash receipts from operations; less

  •
  all cash operating expenditures, including maintenance capital expenditures; less

  •
  all cash debt service payments, except for certain payments of premium and principal in connection with sales or other dispositions of assets or refinancing or refunding of indebtedness; less

  •
  the amount of cash reserves that Enbridge Management deems necessary or appropriate to provide funds for the expenditures and payments described above and distributions to partners over the next four calendar quarters.

Cash from Interim Capital Transactions

        Cash from interim capital transactions is generated by:

  •
  borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

  •
  sales of units or other equity interests for cash; and

  •
  sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Rule for Characterizing Distributions

        To avoid the difficulty of trying to determine whether available cash the Partnership distributes is cash from operations or cash from interim capital transactions, all available cash the Partnership distributes from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date the Partnership commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that the Partnership retains in respect of the i-units and the general partner's partnership interest will be treated as distributions of available cash. The Partnership will retain that cash and use the cash in its business.

General Procedures for Quarterly Distributions

        The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that the Partnership will distribute to the holders of common units and the general partner and the number of additional i-units that Enbridge Management will own:

  •
  first, Enbridge Management will determine the amount of available cash for the quarter;

  •
  second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

  •
  third, Enbridge Management will calculate the amount of this available cash that will be distributed to the Partnership's partners and the amount that will be retained by the Partnership for use in its business. If the available cash is characterized as cash from operations, Enbridge Management will cause the Partnership to distribute and retain the available cash as described below under "Distributions of Cash from Operations." If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause the Partnership to distribute and retain the available cash as described below under "Distributions of Cash from Interim Capital Transactions." As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and owners of common units and the amount of cash to be retained by the Partnership for use in its business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units it will own following the distribution of cash to the general partner and owners of common units (as described in "fifth" below) and the number of additional shares Enbridge Management will distribute to its shareholders;

  •
  fourth, Enbridge Management will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for its shares, to determine the number of additional i-units Enbridge Management will own following the distribution of cash to the general partner and owners of common units described in "fifth" below; and

  •
  fifth, Enbridge Management will cause the Partnership to make the cash distributions to the general partner and owners of common units and the number of i-units Enbridge Management owns will increase under the provisions of the Partnership's partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its subsidiaries.

        The discussion below indicates the percentages of distributions of available cash required to be made to the Partnership's limited partners and general partner. Except as otherwise noted in the discussion below, all distributions to the general partner and owners of common units will be made in cash. Except in liquidation, i-units will not be entitled to receive cash distributions. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management will increase automatically under the terms of the Partnership's partnership agreement as described above. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it had actually been distributed for purposes of determining the distributions to be made to the general partner. The Partnership will not distribute the cash related to the i-units but instead will retain that cash and use the cash in its business. The Partnership will also retain and reinvest in its business a portion of the cash that would otherwise be distributed to the general partner.

Distributions of Cash from Operations

        Subject to certain adjustments, the Partnership will distribute or retain cash from operations for each quarter as follows:

  •
  first, 98% in respect of the common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.59 per common unit in cash and the Partnership has retained a total of $0.59 per i-unit in cash for that quarter;

  •
  second, 85% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 15% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.70 per common unit in cash and the Partnership has retained a total of $0.70 per i-unit in cash for that quarter;

  •
  third, 75% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 25% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.99 per common unit in cash and the Partnership has retained a total of $0.99 per i-unit in cash for that quarter; and

  •
  fourth, 50% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 50% in respect of the general partner's partnership interest.

        The Partnership will distribute cash from operations in respect of common units and will retain cash from operations in respect of i-units. The Partnership will distribute cash from operations in respect of the general partner's partnership interest, except that the Partnership will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from operations retained in respect of the i-units described above by (ii) 98%.

Distributions of Cash from Interim Capital Transactions

        The Partnership will distribute or retain cash from interim capital transactions as follows:

  •
  first, 98% in respect of common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until the Partnership has distributed in respect of each Class A Common Unit issued in the initial public offering cash from interim capital transactions in an amount equal to $21.50; and

  •
  thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the minimum quarterly and target distributions will have been reduced to zero, as described below under "—Adjustment of the Minimum Quarterly and Target Distributions," the general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

Notwithstanding the foregoing, if the minimum quarterly and target distributions have been reduced to zero as a result of distributions of cash from interim capital transactions and the Class A Common

Unitholders have ever failed to receive the minimum quarterly distribution, distributions and retentions of cash from interim capital transactions will first be made 98% in respect of Class A Common Units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until the Partnership has distributed in respect of each Class A Common Unit issued in the initial public offering, cash from operations since the Partnership's inception together with current distributions of cash from interim capital transactions in an aggregate amount equal to the minimum quarterly distribution for all periods since the Partnership's inception. To date, the holders of the common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

        The Partnership will distribute cash from interim capital transactions in respect of common units and will retain cash from interim capital transactions in respect of i-units. The Partnership will distribute cash from interim capital transactions in respect of the general partner's partnership interest, except that the Partnership will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from interim capital transactions retained in respect of the i-units described above by (ii) 98%.

Adjustment of the Minimum Quarterly and Target Distributions

        The minimum quarterly and target distributions will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $21.50 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly and target distributions each will have been reduced to zero.

        For example, if a two-for-one split of the common units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. The Partnership will not make any of these adjustments by reason of Enbridge Management's ownership of additional i-units after each distribution on the common units of available cash from operations or interim capital transactions or the issuance of additional units for cash or property.

        The minimum quarterly and target distributions may also be adjusted if legislation is enacted that causes the Partnership to become taxable as a corporation or otherwise subjects it to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which the Partnership is subject as an entity (expressed as a fraction) plus the effective overall state and local income tax rate to which the Partnership is subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs. For example, if the Partnership became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

        The Partnership may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management's shares or the holders of its shares have voted to approve such liquidation.

        Upon its dissolution, unless the Partnership is reconstituted and continued, the authorized liquidator will liquidate its assets and apply the proceeds of the liquidation generally as follows:

  •
  first, towards the payment of all of the Partnership's creditors and the creation of a reserve for contingent liabilities;

  •
  second, to all partners in accordance with the positive balances in their respective capital accounts; and

  •
  third, to all partners in accordance with their respective percentage interests.

        Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

        If there is a liquidation of the Partnership, it is intended that, to the extent available, Enbridge Management will be allocated income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit.

        Thus, generally, any income or gain will be allocated:

  •
  first, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit; and

  •
  thereafter, between the owners of common units and i-units, as limited partners, and Enbridge Energy Company, as the general partner, in a manner that approximates their sharing ratios in the various target distribution levels and equally on a per unit basis between the i-units and the common units.

        After each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management's ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain, or deduction or loss, upon liquidation.

        Any deduction or loss generally will be allocated:

  •
  first, to the common units until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

  •
  second, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and

  •
  thereafter, to the general partner.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

        In addition, the information set forth under the caption "Description of the Partnership Agreement" in the prospectus included in the Registration Statement on Form S-1 (file No. 33-43425), as amended, filed by the Registrant with the Securities and Exchange Commission on October 18, 1991, as such description has been amended by the Registrant's Form 8-A/A dated May 2, 1997, is incorporated herein by reference. On October 17, 2002, the Registrant entered into its Third Amended and Restated Agreement of Limited Partnership, incorporated herein by reference, which included the following negative covenants:

        The Partnership will not:

  •
  issue any of its i-units to any person other than Enbridge Management;

  •
  except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that is in all material respects the same as the i-units;

  •
  make a distribution on a common unit other than in cash, additional common units or a security that is in all material respects the same as the common units;

  •
  make a tender offer for common units unless the consideration payable in such tender offer:

  •
  is exclusively cash; and

  •
  together with any cash payable in respect of any other tender offer by Enbridge Partners for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period is less than 12% of the aggregate market value of all classes of units of Enbridge Partners determined on the trading day immediately preceding the commencement of the tender offer;

  •
  allow an owner of common units to receive any consideration other than cash, common units or a security that is in all material respects the same as the common units, or allow Enbridge Management to receive any consideration other than additional i-units or a security that is in all material respects the same as the i-units, in either case, in a:

  •
  merger transaction, if the unitholders of the Partnership immediately prior to the transaction own more than 50% of the common equity securities of the survivor immediately after the transaction; or

  •
  recapitalization, reorganization or similar transaction;

  •
  be a party to a merger, sell all or substantially all of its assets to another person or enter into similar transactions, if:

  •
  the survivor of the merger or the other person is to be controlled by Enbridge Inc., the indirect owner of the general partner, or its affiliates after the transaction; and

  •
  the transaction would result in the occurrence of a special event described below; or

  •
  take any action that would result in the occurrence of either of the events described below (both of which the Partnership refers to as "special events"), unless prior to the occurrence of the event Enbridge Inc., the indirect owner of the general partner, has notified Enbridge Management and Enbridge Partners that upon the occurrence of the event Enbridge Inc., the indirect owner of the general partner, will acquire all of Enbridge Management's outstanding shares:

  •
  aggregate distributions or other payments by Enbridge Partners on each common unit, other than in common units or in securities that are in all material respects the same as common units but including pursuant to an issuer tender offer by Enbridge Partners, during a 360-day period exceeding 50% of the average market price of a Class A Common Unit for the 10-trading day period ending on the trading day immediately prior to the beginning of that 360-day period;

  •
  the merger of Enbridge Partners with another entity where Enbridge Partners is not the surviving entity, or the sale of all or substantially all of Enbridge Partners' assets, unless in the transaction:

  •
  the only consideration that Enbridge Management will receive in exchange for i-units is a security that is in all material respects the same as the i-units; and

  •
  the only consideration that the owners of common units receive in exchange for their common units is a security that is in all material respects the same as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a Class A Common Unit for the 10-trading day period ending on the trading day immediately prior to the date of execution of the definitive agreement for the transaction.

TAX CONSIDERATIONS

        Further, the information set forth under the caption "Tax Considerations" in the prospectus included in the Registrant's Registration Statement on Form S-3 (No. 333-59758), filed with the Securities and Exchange Commission on April 27, 2001, and as supplemented in accordance with Rule 424(b) under the Securities Act of 1933, as amended, is incorporated herein by reference.

ITEM 2. EXHIBITS

        Item 2 is hereby amended and restated as follows:

        The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

    1.
    Third Amended and Restated Agreement of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002).

    2.
    Certificate of Limited Partnership of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-43425), filed with the Securities and Exchange Commission on October 18, 1991).

    3.
    Certificate of Amendment to Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K/A for the Year Ended December 31, 2000, filed with the Securities and Exchange Commission on October 9, 2001).

    4.
    Form of Certificate representing Class A Common Units (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-K/A for the Year Ended December 31, 2000, filed with the Securities and Exchange Commission on October 9, 2001).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.,
By: Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc., its General Partner
By:	/s/ MARK A. MAKI Mark A. Maki Vice President, Finance (Duly Authorized Officer)

        Dated: May 6, 2003

EXHIBIT INDEX

  1.
  Third Amended and Restated Agreement of Limited Partnership of the Partnership (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002).

  2.
  Certificate of Limited Partnership of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-43425), filed with the Securities and Exchange Commission on October 18, 1991).

  3.
  Certificate of Amendment to Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K/A for the Year Ended December 31, 2000, filed with the Securities and Exchange Commission on October 9, 2001).

  4.
  Form of Certificate representing Class A Common Units (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-K/A for the Year Ended December 31, 2000, filed with the Securities and Exchange Commission on October 9, 2001).

QuickLinks

DESCRIPTION OF THE CLASS A COMMON UNITS
THE PARTNERSHIP'S DISTRIBUTION POLICY
DESCRIPTION OF THE PARTNERSHIP AGREEMENT
TAX CONSIDERATIONS
SIGNATURE
EXHIBIT INDEX